As filed with the Securities and Exchange Commission on October 1, 2009
Registration No. 333-136121

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

O2DIESEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	91-2023525 (IRS Employer Identification No.)

100 Commerce Drive, Suite 301
Newark, Delaware 19713
(302) 266-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

O2Diesel Corporation 2004 Stock Incentive Plan
(Full title of the plan)

Ronen Hazarika
President
100 Commerce Drive, Suite 301
Newark, Delaware 19713
(302) 266-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
John-Paul Motley, Esq.
O’Melveny & Myers LLP
400 S. Hope Street
Los Angeles, CA 90071
(213) 430-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer                                                    Accelerated filer
Non-accelerated filer                                                      Smaller reporting company  ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

O2Diesel Corporation (the “Company”) registered 9,750,000 shares of common stock, par value $0.0001 per share, of the Company (“Registered Common Stock”) for issuance pursuant to the O2Diesel Corporation 2004 Stock Option Plan, as amended, pursuant to a registration statement on Form S-8 (File No. 333-136121) originally filed with the Securities and Exchange Commission, and effectuated, on October 18, 2007 (the “Registration Statement”).

As previously disclosed on July 24, 2009, the Company and its indirect domestic subsidiary (collectively, the “Debtors”) filed voluntary petitions under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  On October 1, 2009, the Debtors’ First Amended Joint Plan of Reorganization, dated as of September 11, 2009, and confirmed by order of the Bankruptcy Court, dated as of September 15, 2009, became effective and the Debtors emerged from bankruptcy. On that date, all of the previously issued and outstanding shares of common stock, par value $0.0001 per share, of the Company were cancelled and 100 shares of common stock, par value $0.0001 per share, of the Company were authorized and issued to Energenics Holdings, Pte Ltd.

Accordingly, in accordance with the undertaking contained in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister, as of the date hereof, all of the Registered Common Stock that have not been and will not be issued under the Registration Statement. Upon effectiveness thereof, none of the Registered Common Stock remains registered under the Registration Statement for issuance.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London in the country of England, on this 1st day of October 2009.

O2DIESEL CORPORATION

By:	/s/ Ronen Hazarika
Ronen Hazarika President

In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-8 was signed by the following person in the capacities and on the date stated.

Signature	Title	Date

/s/ Ronen Hazarika	Director, President and Treasurer
Ronen Hazarika	(Principal Executive Officer and Principal Financial and Accounting Officer)	October 1, 2009